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                                                                 Exhibit (d)(15)

                                  XIRCOM, INC.
                           2300 CORPORATE CENTER DRIVE
                         THOUSAND OAKS, CALIFORNIA 91320
                                 (805) 376-9300

                                January 26, 2001


Intel Corporation
ESR Acquisition Corporation
2200 Mission College Boulevard
Santa Clara, California 95052

Ladies and Gentlemen:

     Section 1.1(b) of the Agreement and Plan of Merger, dated January 15, 2001, among Xircom, Inc., Intel Corporation and ESR Acquisition Corporation (the "Merger Agreement") provides that, among other things, the Offer shall expire, unless extended as provided therein, on the date that is twenty (20) business days after the date the Offer is commenced. In order to provide adequate time for regulatory authorities to review the transactions contemplated by the Merger Agreement, we hereby agree that, notwithstanding the requirement set forth in
Section 1.1(b) described above, the initial Offer shall expire at 5:00 pm, New York City time, on Friday, March 2, 2001.

     Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement.

     Please countersign this letter in the space provided below if you agree with the foregoing.

                                     Very truly yours,

                                     /s/ Steven F. DeGennaro

                                     Steven F. DeGennaro
                                     Chief Financial Officer


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Acknowledged and agreed this 26th day of January, 2001.

Intel Corporation

By: /s/ Arvind Sodhani
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         Arvind Sodhani
         Vice President and Treasurer

ESR Acquisition Corporation

By: /s/ Suzan A. Miller
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         Suzan A. Miller
         President






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